EXHIBIT 99.1

  American Technical Ceramics Corp. Announces Closing of Acquisition
                          by AVX Corporation

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Sept. 25, 2007--AMERICAN TECHNICAL CERAMICS CORP. (ATC) (AMEX: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced that the acquisition of the Company by AVX Corporation pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 2007, by and among the Company, AVX and a wholly-owned subsidiary of AVX has been consummated. Pursuant to the Merger Agreement, the Company, as the surviving corporation in the merger between the Company and the AVX subsidiary, became a wholly-owned subsidiary of AVX.

    As a result of the merger, each outstanding share of the Company's common stock has been converted into the right to receive $24.75 in cash and each outstanding option to purchase the Company's common stock has been converted into the right to receive $24.75 in cash less the applicable exercise price with respect to each share of common stock underlying such option. The aggregate purchase price payable to the Company's former stockholders and optionholders is approximately $231 million.

    Victor Insetta, President, Chief Executive Officer and founder of ATC, stated, "As we have stated previously, this is an important milestone in the history of American Technical Ceramics. AVX has a great understanding of and appreciation for our business and brings to bear the technological, marketing and financial resources that will enable ATC to move to the next level."

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. ATC's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment. ATC is headquartered in Huntington Station, New York.

    "Safe Harbor" statement under the Private Securities Litigation
                          Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, Vice President, 631-622-4710 invest@atceramics.com